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                                                                   Exhibit 10.41

                    SEPARATION AGREEMENT AND GENERAL RELEASE

     This is a Separation Agreement and General Release (this "Agreement") dated as of April 28, 2003, by and between Robert E. Zobel ("Employee") and Nobel Learning Communities, Inc., a Delaware corporation ("NLCI").

                                   Background

     Whereas, Employee is employed by NLCI in the capacity of Vice Chairman - Corporate Affairs and Chief Financial Officer; and

     Whereas, Employee has expressed his intent to resign as an employee and director of NLCI, and NLCI has agreed to accept Employee's resignation, on the terms and conditions hereinafter provided; and

     Whereas, the parties wish to conclude amicably any and all issues relating to Employee's employment and termination of employment with NLCI;

     Now, Therefore, in consideration of the premises and the mutual promises contained herein, It Is Hereby Agreed by and between Employee and NLCI as follows:

     1. Resignation as Employee. Effective as of the close of business on the latest to occur of (a) May 23, 2003; (b) the filing with the Securities and Exchange Commission of NLCI's Quarterly Report on Form 10-Q for the period ended March 31, 2003; or (c) the date on which Employee has completed the Designated Tasks (as that term is defined in Section 3(a)) (such latest date, the "Separation Date"), Employee shall resign as NLCI's Vice Chairman - Corporate Affairs and Chief Financial Officer. Such separation shall be irrevocable and final, and effective as of the Separation Date, neither Employee, NLCI nor any of its parent corporations, subsidiaries, affiliates or other related companies (collectively with NLCI, the "NLCI Parties"), shall have any further obligation of any nature to the other, except as specifically set forth in this Agreement.

     2. Resignation as Director. Effective as of the date of this Agreement, Employee hereby resigns as a director of NLCI and each NLCI Party, and of any committee thereof.

     3.   Scope of Duties During Transition Period.

          (a) As used in this Agreement, the term "Transition Period" shall mean that period of time commencing on the date of this Agreement, and continuing through the Separation Date. During the Transition Period, Employee's sole duty and responsibility to NLCI shall be to serve as NLCI's principal financial officer, and in addition, to complete such tasks as shall be agreed to in writing by NLCI's Chairman of the Board and Chief Executive Officer ("NLCI's Chairman") and Employee (the "Designated Tasks"). Notwithstanding the foregoing, Employee acknowledges that, effective as of the date of this Agreement, except as required in connection with his duties as NLCI's principal financial officer or in order to complete the Designated Tasks, Employee no longer has the power or authority to bind any NLCI

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Party or to assume or create any obligation or responsibility, express or implied, on the part of any NLCI Party, or in the name of any NLCI Party, and Employee shall not represent to any person or entity that Employee has such power or authority.

          (b) NLCI acknowledges and agrees that, commencing on the date of this Agreement, Employee will not be prohibited from seeking alternative employment, even where such pursuit involves a portion of Employee's business and professional time; provided, that the foregoing activities do not interfere with the performance of Employee's duties during the Transition Period pursuant to
Section 3(a).

     4. Compensation During Transition Period. During the Transition Period, as Employee's sole compensation and consideration for Employee's services and responsibilities as set forth in Section 3(a), NLCI will pay Employee, and Employee will accept, only such compensation and benefits as are expressly itemized in this Section 4:

          (a) Base Salary. NLCI shall pay to Employee a salary equivalent to the annual rate of Two Hundred and Thirty Thousand Dollars ($230,000), but pro rated and payable only for the Transition Period (including any holidays observed by NLCI for its employees generally). Such amount will be paid at such intervals as NLCI pays the salaries of its employees generally.

          (b) Car Allowance. NLCI shall pay to Employee a car allowance to cover all car expenses, including gasoline, equivalent to the annual rate of $7,200, but pro rated and payable only for the Transition Period (including any holidays observed by NLCI for its employees generally). Such amount will be paid at such intervals as NLCI pays the salaries of its employees generally.

          (c) Other Benefits. Employee shall be entitled to continue to participate in any group health, group life insurance, hospital and medical plans maintained by NLCI for its employees generally during the Transition Period, on the same basis that Employee participated in the same as of the date of this Agreement. Notwithstanding the foregoing, Employee acknowledges and agrees that, effective as of the date of this Agreement, Employee shall cease to be covered by any severance plan of an NLCI Party (including, without limitation, NLCI's Executive Severance Plan and Senior Executive Severance
Plan).

          (d) Loan. During the Transition Period, NLCI will continue to forgive, on the 2/nd/ day of each month, 1/34 of the principal amount and associated interest of the relocation loan previously made by NLCI to Employee in the principal amount of $50,000, as reflected by that certain promissory note of Employee, dated as of July 1, 2002 (the "Relocation Loan").

     5.   Separation Arrangements.

          (a) Separation. Commencing on the Separation Date, NLCI will pay to Employee the sum of $80,279 (the "Separation Amount"). The Separation Amount represents six (6) month's pay, based on Employee's annual salary as of the date of this Agreement, less the amount of $34,721, which the parties agree represents the aggregate amount of principal and

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associated interest that will be outstanding on the Relocation Loan as of the
Separation Date. The Separation Amount shall be paid in ten (10) equal, consecutive bi-weekly installments, beginning with the first payroll period occurring on or after the Separation Date. Employee acknowledges that but for this provision of this Agreement, Employee would not be entitled to the payment provided for in this Section 5(a). At the time the tenth (10/th/) and final installment payment of the Separation Amount is made to Employee, NLCI shall, at Employee's request thereafter, also return to Employee the canceled promissory note of Employee, dated as of July 1, 2002 reflecting the Relocation Loan (the "Promissory Note"), or an affidavit of loss with respect thereto, and Employee shall thereafter have no further obligations to NLCI with respect to the Promissory Note.

          (b) Medical Coverage. Effective on the Separation Date, Employee will be afforded the opportunity, at Employee's own expense, to convert Employee's then existing group health insurance coverage per normal COBRA conversion privileges.

          (c) Vesting of Options. NLCI previously granted to Employee, in connection with Employee's employment with NLCI, options to purchase an aggregate of 65,000 shares of NLCI common stock. Such options were subject to a three-year vesting schedule, with one-third of the shares subject to such options becoming exercisable on each of February 21, 2003, 2004 and 2005, if the conditions set forth in the related stock option agreement were then satisfied. NLCI and Employee each hereby confirm their understanding that, effective upon the Separation Date, Employee's options to purchase up to 21,667 shares of NLCI common stock will be fully vested, and Employee will have ninety (90) days thereafter in which to exercise such options.

          (d) Unused Vacation Time. On the Separation Date, NLCI will pay to Employee his accrued and unused vacation time. It is agreed that the aggregate accrued and unused vacation time to which Employee will be entitled as of the Separation Date is 11 days ($9,731.04).

     6. Withholding; Taxation. NLCI shall issue a Form 1099 indicating as "Other Income" to Employee the full amount of the Separation Amount. NLCI and Employee agree that NLCI has made no representations to Employee concerning the tax treatment or consequences of the Separation Amount, and Employee agrees to pay all federal, state and local taxes, if any, which may be required by law to be paid with respect to any portion of the Separation Amount. Employee shall further indemnify, defend and hold NLCI harmless from any and all claims made under federal, state or local tax laws relating to the treatment or consequences of the Separation Amount.

     7. 401(k) Plan. Pursuant to the terms of NLCI's 401(k) plan and applicable law, following the Separation Date, NLCI will distribute the funds accrued to Employee's account under such plan, if any, to Employee or as Employee directs.

     8. Property of the NLCI Parties. Employee covenants and agrees that on or before the Separation Date, Employee will return to NLCI's Chairman, or his designee, all tangible property of any NLCI Party then in Employee's possession, custody or control, including all company keys and credit cards, and all client contact information and any other documents,

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records, reports, writings and other similar materials containing confidential or proprietary information (whether in written, electronic or other form), and will not retain any copies, extracts or notations of the same. Employee agrees that all outstanding expense reports shall be submitted to NLCI's Chairman, or his designee, no later than the close of business on the Separation Date. NLCI will promptly pay to Employee all outstanding items properly owed, as reflected in such expense reports.

     9. Cooperation. From the date hereof, and continuing on and after the Separation Date, Employee will cooperate with the NLCI Parties in the defense or prosecution of all disputes with third parties. In furtherance thereof, if requested by NLCI, upon reasonable notice, Employee will provide, at such times as the parties shall mutually agree, written and oral evidence and testimony in any proceedings and will meet with NLCI's attorneys or other representatives at reasonable times and places in connection therewith. No NLCI Party shall be required to pay further consideration to Employee for any such cooperation and testimony, except that Employee will be reimbursed by NLCI for reasonable out-of-pocket expenses actually incurred in connection with such cooperation or testimony, plus any legal fees if the Company at its sole discretion deems separate counsel is appropriate.

     10. Certain Covenants of Employee. In consideration of payment of the Separation Amount to Employee, Employee hereby agrees to the following additional covenants:

          (a) Intellectual Property. Employee acknowledges and agrees that all rights in and to any and all inventions, ideas, techniques, methods, developments, works, improvements and other forms of intellectual property ("Intellectual Property"), whether or not patentable, which Employee (either alone or in conjunction with others) conceived, made, obtained or reduced to product or commenced so to do during his employment with NLCI are and shall be the property of NLCI. The foregoing shall not apply to Intellectual Property unrelated to any subject matter of actual or potential concern or interest to NLCI which were not conceived, made, obtained or reduced to product in the course of Employee's employment or with the use of the time, material or facilities of NLCI. Employee will, at any time or times , at NLCI's request and expense but without additional compensation to Employee, execute and deliver such foreign and domestic patent, trademark or copyright applications, assignments and other papers and take such other action as NLCI considers necessary to vest, perfect, defend or maintain NLCI's rights in and to such Intellectual Property.

          (b) Nondisclosure of Confidential Information. Employee shall not at any time, unless authorized to do so in writing by NLCI, directly or indirectly disclose or permit to be known to, or used for the benefit of, any person, corporation or other entity (outside of the employ of any NLCI Party), or himself, any confidential information acquired by him during the course of or as an incident to his employment or association with NLCI, regardless of whether pursuant to this Agreement. As used herein, the term "confidential information" shall include, but not be limited to, all trade secrets, confidential or proprietary knowledge or information with respect to the conduct or details of NLCI's businesses including, but not limited to, financial information, projections, business plans, lists of customers or suppliers of NLCI's businesses, pricing strategies, business files and records, trade secrets, curriculum, processes, costs, marketing methods or any other financial, educational, curricular or other information about

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NLCI's businesses or curriculum not in the public domain. The term "confidential information" shall not include any information which (i) is generally available to the public as of the date hereof, (ii) becomes generally available to the public after the date hereof, provided that such public disclosure did not result, directly or indirectly, from any act, omission or fault of Employee, or
(iii) becomes available to Employee after the Separation Date on a non-confidential basis from a source other than NLCI, or any of its agents, provided that such source is not bound to any NLCI Party or its representatives by agreement, fiduciary duty or otherwise not to disclose such information.

          (c) Non-Competition and Nonsolicitation. For a period of two (2) years following the Separation Date (the "Restricted Period"), Employee will not
(a) employ, or enter into any consultancy arrangement with, any person who was on the payroll of any NLCI Party on the Separation Date or one (1) year prior to that date, (b) take any action to solicit the employment of any such person, or
(c) direct or encourage any person to take any such action. In addition, during the Restricted Period, Employee shall not, directly or indirectly, operate, manage, own, control, be employed by, provide consulting services to, or in any way be connected with or be concerned with or be interested in (i) any pre-school, private school, child care center or program or day camp of any type, (ii) any for profit or nonprofit business which provides educational services of the nature provided by any of the NLCI Parties, in each case, where services are provided within 25 miles of any place where any NLCI Party now or hereafter offers or plans to offer services; provided however, that nothing contained in this Section 10(c) shall prohibit Employee from (A) providing services to, or in any way being connected with, concerned with or interested in
(x) Saint Andrews' School, located in Boca Raton, Florida; or (y) Congregation B'Nai Israel, located in Boca Raton, Florida; or (B) owning in the aggregate less than 2% of the publicly traded stock of any company.

          (d) Consulting Services From and After Separation Date. From and after the Separation Date and until the date of the final installment payment of the Separation Amount, Employee agrees to provide such consulting services for NLCI as may from time to time reasonably be requested by NLCI's Chairman with appropriate advance notice (the "Subsequent Consulting Services"). In connection therewith, Employee will be acting in the capacity of an independent contractor, and not as an employee of any Nobel Party. In consideration of Employee's performance of the Subsequent Consulting Services, NLCI will reimburse Employee for any reasonable out-of-pocket business expenses which Employee actually incurs in connection with the performance of the Subsequent Consulting Services, upon timely submission by Employee of vouchers or itemized statements thereof prepared in compliance with such rules relating thereto as NLCI may from time to time adopt (which rules may include the requirement that Employee receive advance approval of such expenses), provided Employee has such notice of such rules.

          (e) Remedies. Employee acknowledges that if he breaches his promises set forth in this Section 10, NLCI will suffer irreparable damages, the amount of which will be impossible to ascertain and which cannot be reasonably or adequately compensated in an action of law. Accordingly, in addition to all other remedies under this Agreement, NLCI shall be entitled as a matter of right to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction. The remedies granted to

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NLCI in this Agreement are cumulative and are in addition to remedies otherwise available to NLCI at law or in equity. If NLCI is obliged to resort to the courts for the enforcement of a covenant of Employee contained in Section 10(c), such covenant shall be extended for a period of time equal to the period of such breach, which extended period will commence on the later to occur of (i) the date on which the original (unextended) term of such covenant is scheduled to terminate, or (ii) the date of the final court order (without further right of appeal) enforcing such covenant. To the extent that any statutes providing for discovery in any action to enforce any of the covenants or obligations of this
Section 10 delay the time in which any party may initially propound, request or serve any discovery, the parties waive such provisions of such statues. Employee will not seek, and hereby waives any requirement for, the securing of posting of a bond or proving actual damages in connection with NLCI's seeking or obtaining any injunctive or equitable relief in connection with Employee's covenants or other obligations under this Section 10. If, despite the foregoing waivers, a court would nonetheless require the posting of a bond, the parties agree that a bond in the amount of $5,000 would be a fair and reasonable amount, particularly in light of the difficulty in quantifying what the actual loss caused by an injunction would be. Employee consents to in personam jurisdiction and venue in each of the United States District Court for the Eastern District of Pennsylvania and the Court of Common Pleas of Chester County, Pennsylvania, and waives the right to contest in personam jurisdiction and venue in such courts.

     11.  General Release.

          (a) General Release by Employee. In consideration of the payments and benefits set forth in Section 5(a), and the release by NLCI set forth in Section 11(b), Employee, on behalf of himself and his agents, assigns, heirs, executors and administrators, finally and unconditionally releases and discharges each NLCI Party, and all of their respective officers, directors, agents, employees, partners, shareholders, predecessors, successors and assigns (collectively, the "NLCI Released Parties") from any and all claims, demands, liabilities, damages, obligations, actions or causes of action (collectively, "Claims") of any kind, known or unknown, past or present, asserted or unasserted, suspected or unsuspected, matured or unmatured, which Employee now has, may have or could claim to have against any of the NLCI Released Parties up to and including the date hereof, including, but not limited to, any and all claims arising out of, relating to, or in connection with, Employee's employment or termination from such employment. The claims released by Employee include, but are not limited to, claims for wrongful termination, constructive discharge, sexual harassment, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, bad faith discharge, fraud, defamation, libel, retaliation, invasion of privacy and intentional or negligent infliction of emotional distress, as well as any and all claims for counsel fees and costs. The claims released by Employee further include, but are not limited to, claims under all federal, state and local laws, including, but not limited to, claims under any laws prohibiting employment discrimination, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Pennsylvania Human Relations Act and the Pennsylvania Equal Pay Law.

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          (b)  General Release by NLCI. In consideration of the provisions of
Section 10, and the release by Employee set forth in Section 11(a), NLCI, on behalf of itself and its agents, successors and assigns, finally and unconditionally releases and discharges Employee, his agents, assigns, heirs, executors and administrators from any and all Claims of any kind, known or unknown, past or present, asserted or unasserted, suspected or unsuspected, matured or unmatured, which NLCI now has, may have or could claim to have against Employee up to and including the date hereof.

          (c) No Re-employment. Employee releases any right or claimed right to re-employment or reinstatement with any NLCI Party from and after the Separation Date. Employee shall not at any time seek employment with any NLCI Party. If, notwithstanding such covenant, Employee applies for such employment, such NLCI Party shall be under no obligation to consider Employee's application.

          (d) Broad Scope of Release. The releases contained herein are intended to be complete and final and to cover not only claims which are known, but also claims which are unknown or which either Employee or any NLCI Party does not suspect to exist in his or its favor which, if known at the time of executing this Agreement, might have affected his or its actions. Employee and NLCI each acknowledge and agree that their respective agreements set forth herein are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by either of them or any NLCI Party, and that this Agreement is made voluntarily to provide an amicable conclusion of Employee's employment with NLCI.

     12. Non-Disparagement. Employee and NLCI agree that they will not disparage in any way the professional or personal reputation or character of each other, including any NLCI Party, or any officers, directors, employees, agents or representatives of any NLCI Party.

     13.  Miscellaneous.

          (a) Binding Agreement. This Agreement and the covenants contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors and administrators.

          (b) Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be transmitted by messenger, courier service or mail addressed to the other party at the following addresses (or at such other address as shall be given in writing by any party to the other pursuant to this section) and shall be effective upon delivery or refusal of delivery.

     If to NLCI, to:
                             Nobel Learning Communities, Inc.
                             1615 West Chester Pike
                             West Chester, PA  19382
                             Attn:  Chief Executive Officer

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     If to Employee, to:
                             Robert E. Zobel
                             c/o McCausland, Keen & Buckman
                             Radnor Court Suite 160
                             259 North Radnor-Chester Road
                             Radnor, PA  19087
                             Attn:  Janeen Olsen Dougherty, Esq.

          (c) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. Each party hereto agrees that any and all actions or proceedings hereunder or relating in any way to this Agreement shall be brought only in the federal and state courts for the Commonwealth of Pennsylvania.

          (d) Effect of Violation. If Employee violates any of the provisions of this Agreement, the payments provided by NLCI pursuant to Section 5(a) shall cease, and, in addition to any other rights which NLCI may have, NLCI shall be entitled to recover from Employee all payments previously made pursuant hereto, and all reasonable attorneys' fees and court or arbitration costs incurred in enforcement of this Agreement. If NLCI violates the provisions of this Agreement, Employee shall be entitled to recover from NLCI all reasonable attorney's fees and court or arbitration costs incurred in enforcement of this Agreement.

          (e) Entire Agreement; Amendment. This Agreement and the Promissory Note constitute the entire agreement between Employee and NLCI relative to the subject matter of this Agreement, and there are no agreements, representations or warranties not set forth herein or therein. This Agreement supersedes any prior written or oral agreement or understanding relating to the subject matter hereof, other than the Promissory Note. Employee affirms that (i) the only consideration for Employee's execution of this Agreement is the Separation Amount; (ii) Sections 4 and 5 specify all payment obligations of NLCI and Employee is releasing any other entitlements which Employee may have, including, but not limited to, any claim for any bonus; and (iii) no other promise or agreement of any kind has been made to or with Employee by any person or entity whatsoever to cause Employee to execute this Agreement. Any amendments to this Agreement must be in writing, signed by Employee and a duly authorized representative of NLCI, and must state that the parties intend to amend this Agreement. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

          (f) Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and

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reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

          (g) Validity of Photocopies. Photocopies of executed originals of this Agreement shall have the same force and effect and shall be as legally binding and enforceable as the original.

     14. Attorney Review. Employee acknowledges that this Agreement will have important legal consequences and imposes significant requirement on Employee, including, without limitation, the obligation to refrain from certain activities after the Separation Date, and Employee's agreement to release and forever discharge NLCI and related parties completely from all liability to Employee. Accordingly, Employee acknowledges that NLCI has recommended that he retain legal counsel to review this Agreement and consult with Employee, and that he has been provided with adequate time to obtain such review.

     [signatures are on following page; remainder of this page intentionally left blank]

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     In Witness Whereof, the parties hereto have executed this Agreement.


Date:  April 25, 2003                   /s/ Robert E. Zobel
       --------------                   ----------------------------------------
                                        Employee


Date:  April 25, 2003                   Nobel Learning Communities, Inc.
       --------------


                                        By:  /s/ A.J. Clegg
                                             -----------------------------------
                                             Name:  A.J. Clegg
                                             Title:  Chairman and CEO


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